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                                                                    EXHIBIT 99.5




FOR IMMEDIATE RELEASE                              CONTACT: TOM GOYDA, SHANDWICK
                                                                    314-552-6724

                 EDISON TO SELL PUERTO RICO FOOTWEAR OPERATIONS

           COMPANY ENLISTS REALTY FIRM TO DISPOSE OF REMAINING LEASES

ST. LOUIS, May 27, 1999 -- Edison Brothers Stores, which filed for Chapter 11 bankruptcy protection on March 9, announced today that it has signed an agreement to sell its footwear operations in Puerto Rico to Novus, Inc. for $7.2 million. The planned sale of the Puerto Rico stores means that Edison has now reached agreements to sell most of its retail operations and liquidate its remaining chains.
         The agreement with Novus involves the sale of 17 Bakers and nine Wild Pair locations in Puerto Rico, as well as the inventory in those stores. Novus currently operates 32 footwear stores in Puerto Rico, including 11 under the Novus name and the rest under eight different divisions. Subject to bankruptcy court approval, Edison expects the sale to Novus will be finalized in June.
         Edison has also filed for court approval to retain Keen Realty Consultants Inc. to coordinate the sale of lease rights that Edison holds on approximately 500 retail locations that the company does not expect to sell to buyers of its chains. The leases include stores in all of Edison's chains, but the majority of the locations involved are currently occupied by Riggings and Wild Pair stores, both of which are now liquidating.
         The bankruptcy court has approved the sale of Edison's Repp Ltd. big and tall menswear stores and Repp-by-Mail catalog division to J. Baker, and is expected to rule in June on agreements for the sale of most of its Bakers, 5-7-9, JW/Jeans West and Coda chains to various buyers. Gruppo Levey handled the Repp sale, while Houlihan Lokey Howard and Zukin managed the sales of the other chains.
         Edison Brothers Stores Inc. operates Bakers and Wild Pair footwear stores; 5-7-9 junior apparel stores; Riggings, JW, Coda and Repp Ltd. Big & Tall menswear stores; and Repp By Mail men's catalog. The company has nearly 1,500 stores in the United States, Canada, Puerto Rico and the Virgin Islands.

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